TITANIUM INTELLIGENCE, INC.
14th Floor, 265 West 37th Street
New York, New York 10018

February 1, 2002

Chen (Jason) Wu

Dear Mr. Wu:

Re: Services to Titanium Intelligence, Inc. ("TII")

This letter agreement sets out the terms and conditions upon which TII will engage you to provide Services (as defined herein). The execution of this letter agreement by yourself constitutes your acceptance of the following terms and conditions.

1. Interpretation. In this letter agreement, the following terms will have the following meanings:

(a) "Development" or "Developments" includes, without limitation, all developments of and enhancements, modifications, additions or other improvements to the website http://www.titanium-intelligence.com that are developed, created, generated, contributed to or reduced to practice by yourself, whether alone or jointly with others, which results from the Services or which results from the use of the premises or property (including equipment or supplies) owned, leased or licensed by TII; and

(b) "Intellectual Property Rights" means any and all legal protection recognized by the law (whether by statute, common law or otherwise, in the United States, Canada and all other countries world-wide) in respect of the Developments, including trade secret and confidential information protection, patents, copyright and copyright registration, industrial design registration, trade dress, trade-marks and trade-mark registrations and other registrations or grants of rights analogous thereto.

2. Engagement. TII hereby engages yourself to provide the Services, and you hereby accept such engagement, upon and subject to the terms of this letter agreement.

3. Services.

(a) You will provide technical services in connection with the design, set up and enhancements, modifications, additions or other improvements to the website http://www.titanium-intelligence.com (the "Services"), as directed and prioritized by TII. TII will have the right to amend the definition of the Services from time to time without your consent in order to reflect TII's operational requirements, provided that TII will not make any amendment that would result in the Services being substantially different than those in this Section on the effective date of this letter agreement without your prior written consent.

(b) You acknowledge and agree that the operational requirements of TII may require yourself to travel from time to time.

4. Term, Renewal and Termination.

(a) The term ("Term") of this letter agreement will commence on February 1, 2002 and, subject to earlier termination as provided herein, will continue until June 30, 2002.

(b) This Term may be extended or renewed upon the written agreement of the parties not less than 30 days prior to the end of the Term and if no arrangements have been made to formally terminate or extend the Term of this agreement by June 30, 2002 but the relationship of the parties continues, the Term will be deemed to be extended for additional sequential two month periods until terminated as provided in Section 4(c).

(c) This letter agreement will be terminated in the following manner and in the following circumstances:

(i) whenever the parties agree in writing to terminate this letter agreement;

(ii) if either party terminates this letter agreement by written notice upon a material breach of this letter agreement by the other party, which breach is not cured to the satisfaction of the other party, acting reasonably, within 10 days after written notice to the breaching party specifying the breach in reasonable detail; or

(iii) if either party issues a notice terminating this letter agreement without cause upon giving not less than 60 days' written notice to the other party.

(d) All rights and obligations arising prior to the effective date of termination and all provisions which by their terms state that they will survive termination will survive any termination of this letter agreement.

(e) Upon any termination of this letter agreement, you will have no claim against TII for damages, remuneration or otherwise, except in respect of payment of Fees which are accrued to the effective date of termination, pro-rated to the effective date of termination or such earlier date that you actually cease to perform Services, whichever is earlier.

5. Fees. In consideration of the performance of the Services by yourself in the manner contemplated by this letter agreement, TII will pay fees (the "Fees") to you for the period from February 1, 2002 to and including June 30, 2002, in such amounts as the Directors of TII determine, in view of your contributions to TII and the funds available to TII for compensation to its contractors and employees.

6. Expenses. In accordance with policies formulated by TII from time to time, TII will reimburse you for all reasonable expenses actually and properly incurred by yourself in connection with the performance of the Services, including travel and accommodation expenses. For all such expenses, you will be required to keep proper accounts and to furnish statements and vouchers to TII within 30 days after the date the expenses are incurred.

7. Obligations of TII. In order to enable yourself to provide the Services, TII will:

(a) provide yourself with such working space and access to telephones, photocopying equipment, printers, administrative support staff and the like as you may reasonably request; and

(b) provide such TII information and data, including information relating to TII service offerings, as you may reasonably determine.

8. Your Representations and Warranties. You must represent and warrant to TII as follows, and acknowledges that TII is relying on such representations and warranties in entering into this letter agreement:

(a) You have the skills, experience and ability to enable yourself to provide the Services in the manner contemplated by this letter agreement; and

(b) as at the date of this letter agreement, you are not engaged, directly or indirectly, as an employee, consultant, partner, principal, agent or advisor in a business that develops, or markets the services competitive with those services developed or marketed by TII.

9. Reporting. You will provide to TII information concerning the results of the Services and your activities under this letter agreement at such times and in such manner as TII may determine from time to time.

10. Indemnity by You. You will, at your own expense, defend, indemnify and hold harmless TII and its directors, officers, shareholder, employees, other contractors and agents from and against any losses, claims, damages, interest charges, penalties, judgements, liabilities or expenses (including reasonable legal fees and expenses) resulting from or in any way relating to:

(a) any misrepresentation, breach of warranty or breach or non-fulfillment of any covenant on the part of yourself contained in this letter agreement;

(b) any of your negligent or dishonest act or omission or wilful misconduct;

(c) your failure to exercise the care and responsibility that a prudent and careful person would exercise;

(d) any of your actions exceeding the authority granted to yourself under this letter agreement or otherwise by TII; and

(e) the non-payment by TII of any local, provincial or federal payroll-related taxes or assessments required to be remitted by TII on your behalf.

This Section will survive the termination or expiration of this letter agreement.

11. Ownership.

(a) Throughout the Term, you will disclose promptly and fully to TII all Developments that are developed, created, generated, contributed to or reduced by practice, by yourself alone or jointly with others. You acknowledge and agree that all records of such disclosure will be and remain the property of TII. The determination of whether you have made sufficient disclosure to TII in the manner and to the extent required by this Section will be made by TII, acting reasonably.

(b) TII will have sole and exclusive right, title and interest world-wide in and to the Developments and the related intellectual property rights, all of which right, title and interest will continue after the Term. You hereby irrevocably assign and transfer (and hereby confirms that you have assigned and transferred) to TII, without the requirement for any further remuneration or consideration, and agrees that TII will be the exclusive owner of all of your right, title and interest in and to each Development throughout the world, including all related intellectual property rights therein.

12. Restrictive Covenants. During the Term of this letter agreement, you covenant and agree that you will not, without the prior written approval of TII, become engaged, directly or indirectly, as an employee, consultant, partner, principal, agent or advisor in a business anywhere that develops or markets services competitive with those services developed or marketed by TII.

13. No Subcontracting. You will not subcontract all or any portion of the Services without TII's express written consent. If TII approves a subcontracting by yourself, performance by your contractors will be deemed to be performance by yourself, and your will be responsible for ensuring that all such performance complies with the provisions of this letter agreement.

14. Notices. Any notice permitted or required under this letter agreement must be in writing. Any such notice will be deemed delivered: (a) on the day of delivery in person; (b) one day after deposit with an overnight courier, fully prepaid; (c) on the date sent by facsimile transmission; or (d) on the date sent by e-mail, if confirmed by first-class mail, properly posted, or by facsimile transmission; to the address to whom it is directed or in the case of a for at such other reasonable address, fax number or e-mail address at which personal delivery may be effected of which a party may from time to time give notice in accordance with this Section.

15. Severability. If any provision of this letter agreement is held to be unenforceable, then such provision will be deleted from the letter agreement and the remaining provisions will continue in full force and effect. The parties will in good faith negotiate a mutually acceptable and enforceable substitute for the unenforceable provision, which substitute will be as consistent as possible with the original intent of the parties.

16. Entire Agreement. This letter agreement contains the entire agreement between yourself and TII with respect to the delivery of Services to TII, and there are no representations, warranties, collateral terms or conditions, express or implied, other than as set forth in this letter agreement. This letter agreement supersedes any other written or oral agreement or understanding between yourself and TII.

17. Amendment. Except for TII's rights pursuant to Section 3(a), no change or modification of this letter agreement will be valid unless it is in writing and initialled by both yourself and TII.

18. Non-Waiver. The failure of either party to insist upon strict performance of any of the terms and conditions of this letter agreement will not be deemed a waiver of any rights or remedies that either party has and will not be deemed a waiver of any subsequent default of the terms and conditions of this letter agreement.

19. Time. Time is of the essence of this letter agreement.

20. Currency. Unless otherwise expressly stated in this letter agreement, all dollar amounts to be paid by the parties pursuant to this letter agreement are in United States funds.

21. Counterparts. This letter agreement may be executed in counterparts, both of which together will constitute one and the same instrument and either party may deliver a counterpart copy by facsimile transmission.

Kindly confirm your acceptance and agreement to the terms of this letter agreement by signing the enclosed duplicate copy of this letter where indicated and returning one copy to TII.

We ask you to fully consider all of the above terms and to obtain any advice you feel is necessary, including legal advice, before you execute this letter agreement.

Yours very truly,

TITANIUM INTELLIGENCE, INC.

/s/ Paulo Martins
President

ACCEPTED AND AGREED TO THIS 1ST DAY OF FEBRUARY, 2002. THE UNDERSIGNED HAS READ AND UNDERSTANDS THE TERMS AND CONDITIONS OF ENGAGEMENT SET OUT IN THIS LETTER AGREEMENT. THE UNDERSIGNED HAS BEEN GIVEN FULL OPPORTUNITY TO CONSULT ANY ADVISORS HE DEEMED NECESSARY.

/s/ Chen Wu
Chen (Jason) Wu